Exhibit 99.1

Contacts:

Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

First Quarter Highlights:

•	New business authorizations of $331.3 million

•	EPS of $0.62

•	Development segment revenue growth of 21.9 percent year-over-year

•	Cash flow from operations of $47.4 million

WILMINGTON, N.C., April 19, 2005—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the first quarter ended March 31, 2005.

For the first quarter of 2005, PPD recorded net revenue of $244.1 million, an increase of 25.0 percent over net revenue of $195.3 million for the first quarter of 2004. Net revenue for the first quarter 2005 included reimbursed out-of-pocket expenses of $18.3 million, compared to $13.0 million for the same period in 2004. First quarter 2005 net revenue included a $10.0 million milestone payment to us related to the filing of the new drug application (NDA) for dapoxetine. First quarter 2004 net revenue included a $5.0 million payment to us for an amendment to the dapoxetine out-license.

First quarter 2005 income from operations was $47.9 million, compared to income from operations of $38.5 million for the same period in 2004. Research and development expense for the first quarter 2005, which was primarily related to compound partnering, was $8.8 million, compared to R&D expense of $1.3 million for the same period last year. First quarter 2005 income from operations included a $5.1 million pre-tax gain on the exchange of assets associated with our acquisition of SurroMed, Inc.’s biomarker business. First quarter 2004 income from operations included $0.5 million in restructuring charges.

First quarter 2005 earnings per diluted share were $0.62, compared to earnings per diluted share of $0.44 for the first quarter 2004. First quarter 2005 earnings per diluted share included the gain on the exchange of assets related to our acquisition of SurroMed’s biomarker business. This gain on the exchange of assets resulted in a $0.07, net of tax, impact on first quarter 2005 earnings per diluted share.

PPD Announces First Quarter 2005 Earnings

The effective tax rate for the first quarter 2005 was 27.5 percent. The effective tax rate was positively impacted by a $3.7 million reduction in our capital loss valuation allowance due to the recognition of capital gains for both the SurroMed transaction and the dapoxetine NDA milestone. This reduction in capital loss valuation allowances decreased the effective tax rate by 7.5 percent.

Segment Performance

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the first quarter of 2005 was $212.9 million, an increase of 21.9 percent over the same period in 2004. Development segment income from operations for the first quarter 2005 was $41.8 million, compared to $35.0 million for the same period in 2004.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $12.9 million for the first quarter of 2005, compared to net revenue of $7.5 million in the same period last year. First quarter 2005 discovery sciences net revenue included the $10.0 million milestone payment related to the filing of the dapoxetine NDA, and first quarter 2004 net revenue included a $5.0 million payment to us for the dapoxetine out-license amendment. Discovery sciences segment first quarter 2005 income from operations was $6.1 million, compared to $3.5 million for the first quarter 2004. First quarter 2005 income from operations included the $5.1 million pre-tax gain on the exchange of assets.

Other Financial Information

New business authorizations for the first quarter of 2005 totaled $331.3 million. The first quarter 2005 cancellation rate was 15 percent resulting in backlog growth of 16.2 percent compared to first quarter 2004. Net days sales outstanding at March 31, 2005 were 32 days. First quarter 2005 cash flow from operations was $47.4 million. At March 31, 2005, PPD had $236.4 million in cash and minimal debt.

“PPD continues to build value for the future through our focus on a number of quality and operational initiatives in the core business and the implementation of our compound partnering vision,” said Fred Eshelman, chief executive officer of PPD. “With the filing of the dapoxetine NDA, strong new business wins and the opening of the new Phase I clinic in Austin, Texas, PPD is off to a solid start for 2005.”

PPD will conduct a live conference call and audio Webcast tomorrow, April 20, 2005, at 9:00 a.m. ET to discuss its first quarter 2005 results. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Corporate News section of the Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 7,100 professionals in 28 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

PPD Announces First Quarter 2005 Earnings

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; increased cancellation rates; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Mar. 31,
	2005	2004
Net revenue:
Development	$212,921	$174,714
Discovery sciences	12,860	7,548
Reimbursed out-of-pockets	18,273	13,018

Total net revenue	244,054	195,280

Direct costs:
Development	108,330	88,210
Discovery sciences	1,765	1,566
Reimbursable out-of-pocket expenses	18,273	13,018

Total direct costs	128,368	102,794

Research and development	8,821	1,286
Selling, general and administrative	55,432	45,159
Depreciation	8,359	6,717
Amortization	288	325
Gain on exchange of assets	(5,144)	—
Restructuring charges	—	505

Income from operations	47,930	38,494

Other income, net	1,180	504

Income before income taxes	49,110	38,998
Income tax expense	13,489	14,234

Net income	$35,621	$24,764

Net income per share:
Basic	$0.63	$0.44

Diluted	$0.62	$0.44

Weighted average number of shares outstanding:
Basic	56,758	56,155

Diluted	57,529	56,589

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$236,358	$249,368
Accounts receivable and unbilled services, net	$268,408	$265,067
Working capital	$235,707	$257,103
Total assets	$1,018,800	$975,201
Unearned income	$146,301	$153,170
Long-term debt, including current portion	$9,351	$6,970
Shareholders’ equity	$673,085	$635,310